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                                  EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-51662) pertaining to the Hoenig Group Inc. Amended and Restated 1996 Long-Term Stock Incentive Plan, the 1994 Stock Option Plan and the 1991 Stock Option Plan, and the Registration Statement on Form S-8 (No. 333-17435) pertaining to the Hoenig Group Inc. 1996 Employee Stock Purchase Plan and the 1997 Foreign Employee Stock Purchase Plan, of our report dated March
19, 2001, appearing in the Hoenig Group Inc. Annual Report on Form 10K for the year ended December 31, 2000.




/s/Deloitte & Touche LLP
New York, New York
MARCH 19, 2001